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                                                                    EXHIBIT 99



[WILLIAMS ENERGY PARTNERS L.P. LOGO]


07/03/01                                          WILLIAMS ENERGY PARTNERS L.P.



     WILLIAMS ENERGY PARTNERS L.P. COMPLETES PURCHASE OF LITTLE ROCK COMPLEX


TULSA-- Williams Energy Partners L.P. (NYSE:WEG) has completed the purchase of two petroleum distribution facilities in Little Rock, Ark., from Denver-based TransMontaigne (ASE:TMG) for $29 million.

The transaction is expected to be 5 to 8 cents per unit accretive to cash flow on an annualized basis.

Phil Wright, president of Williams Energy Partners L.P. said, "This is the second transaction we've completed since our initial public offering in February. It follows our agreement to provide jet fuel delivery services into Dallas Love Field for Southwest Airlines. Our partnership's close ties to Williams continue to provide an impressive stream of acquisition opportunities that are being pursued."

Including the Little Rock assets, Williams Energy Partners L.P. has a total of 26 inland terminals, ranging as far west as Dallas and as far east as Richmond, Va. The partnership's portfolio also includes four marine terminals and an ammonia pipeline system.


The Little Rock sites primarily handle gasoline and diesel fuel. The facilities have 452,000 barrels of storage and can be connected to the partnership's marine terminal at Galena Park, Texas, via third-party pipelines.

About Williams Energy Partners L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership is engaged principally in the storage, transportation and distribution of refined petroleum products and ammonia. The general partner of WEG is Williams (NYSE:WMB), which specializes in a broad array of energy-related services, including energy marketing and trading and natural gas pipeline transportation.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the Partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the Partnership's Form 10-K for the year 2000 filed with the Securities and Exchange Commission. This news release is not an offer to sell, nor the solicitation of any offer to buy, any securities. Any offer will be made only by means of a prospectus that would be registered with the Securities and Exchange Commission.


CONTACT INFORMATION:
Kelly Swan
(918) 573-6932
kelly.swan@williams.com